Exhibit 99.1

AGREEMENT REGARDING FILING SCHEDULE 13G WITH RESPECT TO

OWNERSHIP OF

THE HABIT RESTAURANTS, INC.

The undersigned, BRENT B. REICHARD (“Reichard”), REICHARD BROS. ENTERPRISES, INC., a California corporation (“RBE”) and HABIT FOUNDERS, LLC, a California limited liability company (“HF”) hereby agree that the Schedule 13G to which a copy of this Agreement is attached, is filed on behalf of Reichard, RBE and HF, with respect to their ownership of shares of Class B common stock of The Habit Restaurants, Inc., for the calendar year December 31, 2014.

EXECUTED as of the 5th day of February, 2015.

REICHARD BROS. ENTERPRISES, INC., a California corporation

By:	/s/ Brent B. Reichard	/s/ Brent B. Reichard
	Brent B. Reichard, President	Brent B. Reichard

HABIT FOUNDERS, LLC, a California limited liability company

By:	/s/ Brent B. Reichard
Brent B. Reichard, Manager